Exhibit 10.10

Summary of Compensation Arrangements with Executive Officers

The following summarizes the current compensation and benefits received by the Chief Executive Officer and Chief Financial Officer of Marine Products Corporation (“the Company” or “MPC”) and the Company’s other most highly compensated executive officers (the “Named Executive Officers”).

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

All of the Named Executive Officers are also executive officers of RPC, Inc. (“RPC”) and receive compensation from that company. Disclosure regarding such compensation can be found in RPC’s filings with the Securities and Exchange Commission.

Base Salaries

The annual base salaries for the Company’s Named Executive Officers are reviewed and may be adjusted from time to time at the discretion of the Company’s Human Capital Management and Compensation Committee (the “Committee”).

Annual Incentive Compensation

All of the Named Executive Officers are eligible for annual cash bonuses as described below: On an annual basis, the Committee establishes performance goals after the commencement of the performance period to which such goals relate. Performance goals for each participant may be based on corporate, business unit/function or individual performance, or a combination of one or more such measures.

Long-term Incentive Compensation

The Named Executive Officers are eligible to receive options, restricted stock awards and performance stock units under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.

Other Compensation

Health and Retirement Plans

The Named Executive Officers are not eligible to participate in the Company’s regular employee benefit programs or the 401(k) Plan because they participate in the corresponding program/plan at RPC.

Perquisites and Other Personal Benefits

The Chief Executive Officer and Executive Chairman of the Board are eligible to use the Company’s aircraft for personal travel.

The Chief Executive Officer and Executive Chairman of the Board have been provided the use of a boat at no charge but are responsible for paying maintenance, fuel and other fees, costs and charges related to the operation of the boats.